Exhibit 10.31

PACKAGING CORPORATION OF AMERICA
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 2005)

INTRODUCTION

The Packaging Corporation of America Supplemental Executive Retirement Plan (the “Plan”) was originally established November 1, 2000 by Packaging Corporation of America (the “Company”).  The Company hereby amends and restates the Plan as set forth herein effective as of January 1, 2005 (the “Effective Date”).  The terms of the Plan, as set forth herein, shall not apply to any Participant of the Plan who terminated employment from the Company prior to the Effective Date.

The Plan is an unfunded plan for the purpose of providing retirement benefits with respect to certain employees whose qualified plan benefits are limited by certain provisions in the Internal Revenue Code of 1986, as amended (the “Code”).  The portion of the Plan that provides for benefits limited by Code Section 415 is maintained as an “excess benefit plan” as described in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The other benefits provided for under the Plan are only available to a “select group of management or highly compensated employees” as determined by the Company, and the portion of the Plan providing such benefits is intended to satisfy the ERISA exemption requirements for a plan limited to such a group.

The Plan is intended to satisfy the requirements of Section 409A of the Code.  Except as provided to the contrary in an Appendix to the Plan, the Company has determined that it does not wish to distinguish the treatment of benefits accrued and vested by December 31, 2004 from that of benefits accrued or vested after that date.  Accordingly, the Company intends that this amendment and restatement of the Plan constitute a material modification of the Plan as in effect on October 3, 2004 and that all benefits under the Plan be administered on a unitary basis subject to Section 409A of the Code, except as provided in an Appendix to the Plan.

ARTICLE I
DEFINITIONS

In the case of any real or claimed ambiguity, the Administrator shall determine the meaning and application of each term used herein in its sole discretion.  Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, in any place or places herein where the context may require such substitution or substitutions.

Subject to the preceding paragraph, for purposes of the Plan, the following terms shall have the following meanings.

1.1           “Administrator” shall mean the person, persons, or entity designated as the administrator of the Plan in Section 3.1.

1.2           “Affiliate” means any parent, subsidiary or other entity that is directly or indirectly controlled by, or controls, the Company, and any entity that is directly or indirectly controlled by the Company’s parent.

1.3           “Board” shall mean the Company’s Board of Directors.

1.4           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.5           “Company” shall mean Packaging Corporation of America, a Delaware corporation, and, where applicable, any of its Affiliates that adopt the Plan or have employees or former employees who are Participants under the Plan.

1.6           “Compensation” shall have the same meaning as “Covered Compensation” under the PCA Pension Plan; provided, however, Compensation shall be determined without regard to any limits under Sections 401 or 415 or any other applicable Section of the Code and shall include annual bonuses in the year paid (or the year in which such bonus would have been paid but for a deferral election) pursuant to the PCA Executive Incentive Compensation Plan, or its successor, for such year.  The Administrator may for purposes of the Plan reduce a bonus pro-rata, as necessary, to reflect the actual number of months worked during the calendar year in which the Employment Termination Date occurs.

1.7           “Employment Termination Date” shall mean, with respect to any Participant, the date on which such Participant’s employment with the Company is terminated for any reason.

1.8           “Monthly Career Average Compensation” shall have the same meaning as “Average Monthly Covered Compensation” under the PCA Pension Plan paid by the Company to the Participant since January 1, 2000.

1.9           “Pactiv Pension Plan Benefit” shall mean the single life annuity at age 65 of the Participant’s benefit, if any, accrued under the Pactiv Retirement Plan as of April 30, 2004.

1.10         “Pactiv SERP Benefit” shall mean the single life annuity at age 65 of the Participant’s benefit, if any, accrued under the Pactiv Corporation Supplemental Executive Retirement Plan as of April 30, 2004.

1.11         “Participant” shall mean an employee of the Company or an Affiliate who has been designated to participate in the Plan by the Board as of the Effective Date, or thereafter by the Chief Executive Officer of the Company.  A Participant shall retain such status for purposes of the Plan until his or her Retirement Benefit has been distributed in full.

1.12         “Participation Service” shall have the same meaning as “Years of Participation” determined under the PCA Pension Plan.

1.13         “PCA Pension Plan” shall mean the PCA Pension Plan for Eligible Grandfathered Salaried Employees, as may be amended from time to time.

1.14         “PCA Pension Plan Benefit” shall mean the single life annuity at age 65, if any, accrued under the PCA Pension Plan.

1.15         “Plan” shall mean the Packaging Corporation of America Supplemental Executive Retirement Plan, as may be amended from time to time.

1.16         “Retirement Benefit” shall mean the monthly benefit payable under Section 2.1 and any Appendix to the Plan.

1.17         “Section 409A” shall mean section 409A of the Code and any applicable regulations, authority, or other guidance issued thereunder from time to time.

1.18         “Service Ratio” shall mean the quotient of the Participant’s Participation Service divided by 35.

1.19         “Specified Employee” means a Participant who, at the time distribution would otherwise commence, is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i).  Specified Employees will be identified as of the 12-month period ending on each September 30, and will be considered Specified Employees for the 12-month period beginning on next following January 1.

1.20         “Surviving Spouse” shall mean an individual of the opposite sex who is legally married to a Participant at the time of the Participant’s death and who survives the Participant for at least 30 days following the Participant’s death.

ARTICLE II
BENEFITS

2.1           Amount of Retirement Benefit.  Unless provided otherwise in an Appendix to the Plan, the Participant’s Retirement Benefit under this Plan shall be equal to (i) minus (ii), where: (i) equals the product of the Participant’s Monthly Career Average Compensation, multiplied by the Participant’s Service Ratio, multiplied by 0.55; and (ii) equals the sum of the Participant’s Pactiv Pension Plan Benefit plus the Participant’s Pactiv SERP Benefit, plus the Participant’s PCA Pension Plan Benefit.  If the net Retirement Benefit payable under this Section 2.1 equals or is below zero, no benefit shall be payable under the Plan.

2.2           Vesting of Retirement Benefit.  The Participant’s Retirement Benefit shall be immediately vested.

2.3           Commencement of Retirement Benefit Distribution.  Distribution of a Participant’s Retirement Benefit shall commence upon the later of the Participant’s Employment Termination Date or the Elected Distribution Date.  If the Participant’s distribution commences prior to age 62, the amount of the Retirement Benefit distributions shall be reduced consistent with the provisions set forth in the PCA Pension Plan.

2.4           Distribution Restrictions.  No distribution may be made pursuant to the Plan if the Administrator reasonably determines that such distribution would violate Federal securities laws or other applicable law, or violate a loan covenant or similar contractual requirement of the Company causing material harm to the Company.  In any such case, distribution shall be made at the earliest date at which the Administrator determines such distribution would not cause such a violation.  In addition, a distribution may not be made to a Specified Employee until at least 6 months following his or her Employment Termination Date or such other date permissible under Section 409A.  Any monthly distributions that cannot be made during such time shall be accumulated and distributed at the earliest date permissible under Section 409A.

2.5           Form of Distribution.  Distributions shall be made in the form of an annuity, as elected by the Participant in the PCA Pension Plan from among the actuarially equivalent annuity options thereunder.  In the absence of a valid election, distribution shall be made in the form of a single life annuity or, for married Participants, a 50% joint and survivor annuity.  Notwithstanding any provision to the contrary, if the Participant’s monthly Retirement Benefit is One Thousand Dollars ($1,000) or less at the time distributions are to commence, such benefit shall be paid in the form of a lump sum.  The Administrator may, in its discretion, impose rules or limitations with respect to elections made under this Section 2.5, as permitted under Section 409A.

2.6           Death Benefit.  Unless provided otherwise in an Appendix to the Plan, if a Participant dies before the full amount of his Retirement Benefit is paid, the actuarial equivalent of any remaining Retirement Benefit payable to his Surviving Spouse shall be paid to the Surviving Spouse in a lump sum as soon as practicable after the Participant’s death.  If the Participant has no Surviving Spouse, no further benefits will be paid from the Plan.

2.7           Actuarial Equivalencies.  The Administrator shall use the actuarial factors set forth in the PCA Pension Plan to determine the Participant’s Retirement Benefit under the Plan; provided, however, that for purposes of any lump sum payment that may be payable under the Plan, the interest rate used shall be the annual rate of interest on 30-year Treasury securities as specified by the IRS for the second calendar month preceding the first day of the calendar year during which the annuity starting date occurs, and the applicable mortality table described in Rev. Rul. 95-6, 1995-1 C.B. (page 80), or in such other formal guidance as may be issued from time to time by the IRS.

2.8           Withholding.  The Administrator will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

ARTICLE III
ADMINISTRATION

3.1           Administrator.  The Administrator of this Plan shall be the Benefits Administration Committee, as appointed by the Company’s Board; provided that, as permitted by law, the Administrator may delegate some or all of its authority under the Plan.

3.2           Duties of the Administrator.  The Administrator shall administer the Plan in accordance with its terms and purposes and shall have the authority, which may be exercised in its discretion, to interpret the Plan, to make any necessary rules and regulations, and to determine benefits under the Plan.  The Administrator shall also be responsible for complying with statutory reporting and disclosure requirements.  The Administrator shall not be subject to liability with respect to the administration of the Plan.  Any determination made by the Administrator in good faith shall be binding upon the Participant, his Surviving Spouse, and the Company.

3.3           Claims Procedures/Decision of Administrator.  In general, distributions under this Plan are automatic and no claim for benefits need be filed.  However, a Participant (or the Participant’s Surviving Spouse) may submit a claim for benefits under this Plan in writing to the Administrator.  The following procedure shall apply in such case:

If such claim for benefits is wholly or partially denied, the Administrator shall notify the claimant of the denial of the claim within a reasonable period of time, but no later than 90 days after receipt of the written claim, unless special circumstances require an extension of time for processing the claim.  In such event, written notice of the extension shall be furnished to the claimant prior to the end of the 90-day period and shall indicate the special circumstances requiring the extension and the date by which a final decision is expected.  In no event shall the extension period exceed 90 days from the end of the initial 90 day period.  The notice of denial: (i) shall be in writing; (ii) shall be written in a manner calculated to be understood by the claimant; and (iii) shall contain (A) the specific reason or reasons for denial of the claim; (B) a specific reference to the pertinent Plan provisions upon which the denial is based; (C) a description of any additional material or information necessary for the claimant to perfect the claim; and (D) an explanation of the Plan’s claims review procedure.

Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or if the claim has not been granted within the applicable time period, the claimant may file a written request with the Administrator that it conduct a full and fair review of the denial of the claimant’s claim for benefits.  In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

The Administrator shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days after the receipt of the claimant’s request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period shall be extended to a maximum of 120 days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the 60-day period.  The Administrator’s decision shall: (i) be written in a manner calculated to be understood by the claimant; (ii) include specific reasons for the decision; and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based.  If a written decision on review is not furnished to the claimant within the applicable time period, the claim shall be deemed denied on review.

3.4           Indemnification.  The Company shall indemnify and hold harmless the Administrator and each member of the Administrator, or any employee of the Company, or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled.  The rights of indemnification provided hereunder shall be in addition to any right to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors, and administrators of any such person.

3.5           Expenses.  The Company shall pay all expenses of Plan.

ARTICLE IV
AMENDMENT AND TERMINATION

4.1           Amendment and Termination of the Plan.  Although the Company intends to maintain the Plan indefinitely, the Company reserves the right to amend or terminate the Plan, in whole or in part, at any time for whatever purposes it may deem appropriate.  Notwithstanding the foregoing, no modification of the Plan will, without the prior written consent of the Participant, alter or impair any rights or obligations under the Plan, except to the extent the Company determines such amendment is necessary for the Plan to remain compliant with Code Section 409A.

In addition, the Board’s discretion to terminate the Plan is subject to the following:

(a)                                the Plan may be terminated within the 30 days preceding, or 12 months following, a “Change in Control” (as defined in Code Section 409A) provided that the full actuarial present value of the Retirement Benefit shall be distributed in full within 12 months after termination;

(b)                               the Plan may be terminated in the Company’s discretion at any time provided that (1) all deferred compensation arrangements of similar type maintained by the

Company are terminated, (2) the actuarial present value of the Retirement Benefit shall be distributed in full at least 12 months and no more than 24 months after the termination, and (3) the Company does not adopt a new deferred compensation arrangement of similar type for a period of five years following the termination of the Plan; and

(c)                                the Plan may be terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A) provided that, subject to the Company’s ability to pay benefits, the actuarial present value of the Retirement Benefit is distributed in full by the latest of the (1) the end of the calendar year of the termination, (2) the calendar year in which such Retirement Benefit is fully vested, or (3) the first calendar year in which such payment is administratively practicable.

4.2           Contractual Obligation.  The Company’s obligation to make benefit payments with respect to Retirement Benefits accrued under the terms of this Plan is an irrevocable contractual obligation, with respect to benefits accrued until that time.

ARTICLE V
SOURCE OF BENEFITS

No Participant hereunder shall have a security interest in assets of the Company used to pay benefits.  No benefits under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, by either a Participant or his Surviving Spouse, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1           No Guarantee of Employment.  Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company.

6.2           Governing Law.  The provisions of this Plan shall be construed according to the laws of the State of Illinois to the extent such laws are not preempted by ERISA.  In any question of interpretation or other matter of doubt, the Company and the Administrator may rely upon the opinion of legal counsel.

6.3           Reliance on Documents, Instruments, etc.  The Administrator may rely on any certificate, statement or other representation made on behalf of the Company, a Participant or a Surviving Spouse, which it in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Plan.

6.4           Information Requests.  Each Participant, Surviving Spouse and Company shall furnish to the Administrator such documents, evidence, data, and other information, as the Administrator considers necessary or desirable for administering the Plan.  Retirement Benefits under the Plan are conditioned on an Participant’s promptly furnishing full, true and complete documents, evidence, data, and other information requested by the Administrator or Company in connection with the Plan’s administration.

6.5           Mistake of Fact.  Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.  Without limiting the prior sentence, the Administrator is expressly authorized to take reasonable steps to recover mistaken overpayments from the Plan.

6.6           Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan and will be construed and enforced as if such provision had not been included herein.

6.7           Plan Bifurcation.  If, at any time, it is determined by a court of law or government agency that the Plan is not a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of Title I of ERISA due to the participation of one or more Participants, the Plan shall be bifurcated into two separate and distinct plans:  one maintained for the benefit of Participants who are a select group of management or highly compensated employees; the other maintained for the benefit of the remaining Participants.

6.8           Non-transferability of Benefits.  To the maximum extent permitted by law, no benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims or creditors, pledge, attachment or encumbrances of any kind.

6.9           Section 409A Compliance.  Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with Section 409A and shall at all times be interpreted and administered in accordance with such intent.  To the extent any provision of the Plan violates Section 409A, such provision shall be automatically reformed, if possible to comply with Section 409A of stricken from the Plan.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, Packaging Corporation of America has caused these presents to be duly authorized in its name and behalf by its proper officers thereunto as of December 15, 2006.

By:	/s/ STEPHEN T. CALHOUN
Stephen T. Calhoun

Its:	Vice President - Human Resources

Appendix A

Special Benefit for Paul T. Stecko

This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Paul T. Stecko (“Stecko”).

1.  Defined Terms.  Unless otherwise noted, capitalized terms used in this Appendix A shall have the same meanings ascribed to them in the Plan.

2.  Retirement Benefit.  Notwithstanding any provision of the Plan to the contrary, Stecko’s Retirement Benefit under Section 2.1 shall be equal to the product of Stecko’s final average compensation, multiplied by his years of service, multiplied by (.0167).  For purposes of this Appendix A:  (i) “final average compensation” shall mean Stecko’s average base salary plus average bonus in the three of his final five years of service during which his base salary and bonus, determined independently, were highest; and (ii) “years of service” shall equal five (5) plus the elapsed time from April 12, 1999 until Mr. Stecko’s termination of service.  Mr. Stecko’s Retirement Benefit shall not be reduced by his PCA Pension Plan Benefit, Pactiv Pension Plan Benefit or Pactiv SERP Benefit, and shall be nonforfeitable without regard to his reason for terminating Service.  If distribution of Stecko’s Retirement Benefit commences prior to age 62, a 4% per year reduction will apply.

3.  Death Benefit.  Notwithstanding any provision of the Plan to the contrary, upon Mr. Stecko’s death, his entire Retirement Benefit (including the Grandfathered Benefit) shall be payable in a lump sum to (a) his Surviving Spouse, (b) if there is no Surviving Spouse, then to his living children in equal portions, or (c) if none of Mr. Stecko’s children survives him, then to his estate.

4.  Grandfathered Benefit.  Notwithstanding any provision of the Plan to the contrary, Stecko’s retirement benefit under the Plan determined as of December 31, 2004 is intended to be grandfathered and exempt from Section 409A, and shall remain subject to the election, distribution and other terms of the Plan as they appeared on October 3, 2004 (including, but not limited to, the right to receive the Grandfathered Benefit in a lump sum immediately upon termination of service).  Unless the Company explicitly states otherwise with Stecko’s consent, no provision of the Plan that is amended, modified, added or deleted on or after October 3, 2004 shall apply to Stecko’s Grandfathered Benefit if such provision would cause the Grandfathered Benefit to be “materially modified” (as defined in Section 409A).

For purposes of this Appendix A, Stecko’s “Grandfathered Benefit” equals the present value of his retirement benefit under the Plan as if Stecko had terminated service on December 31, 2004.  For subsequent calendar years, the present value of the Grandfathered Benefit shall increase pursuant to the terms of the Plan as in effect on October 3, 2004 and as permitted under Section 409A, but shall not increase for any additional services rendered or Compensation received after December 31, 2004.